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                                                                    Exhibit 4(b)



                                 THIRD AMENDMENT
                                       TO
                       THE GOODYEAR TIRE & RUBBER COMPANY
                  EMPLOYEE SAVINGS PLAN FOR SALARIED EMPLOYEES
                          (January 1, 1997 Restatement)


         The Goodyear Tire & Rubber Company Employee Savings Plan for Salaried Employees (the "Plan"), originally established effective as of July 1, 1984, amended and restated most recently as of January 1, 1997, and amended on two previous occasions, on December 18, 1998, and December 22, 1998, is hereby further amended in the respects hereinafter set forth.

         1. Section 2.1(i) of the Plan is amended effective as of January 1, 1999, to provide as follows:

                  (i) An "Employee" shall mean a domestic employee, as hereinafter defined, other than any such employee (i) who is a "leased employee," as hereinafter defined,
                           (ii) who is covered by a collective bargaining agreement unless such agreement or the Plan specifically provides for coverage by the Plan, (iii) who has the job description of "service worker," or
                           (iv) who is located and serving at a location operating under the Brad Ragan name; a "domestic employee" shall mean any officer or salaried employee of an Employer who is located and serving within the continental United States, Alaska, or Hawaii. For the purposes hereof, a "salaried employee" shall include only an employee who has been designated as such in accordance with the policy of his Employer, which policy shall be applied on a uniform and non-discriminatory basis. A "leased employee" shall mean any person who performs services for an Employer (the "recipient") (other than an employee of the recipient) pursuant to an agreement between the recipient and any other person (the "leasing organization") on a substantially full-time basis for a period of at least one year, provided that such services are performed under primary direction or control by the recipient. Any leased employee, other than an "excludable leased employee," shall be treated as an employee fo the Employer for which he performs services for all purposes of the Plan with respect to the provisions of Sections 401(a)(3), (4),
                           (7), and (16),



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                           and 408(k), 410, 411, 415, and 416 of the Code;
                           provided, however, that no leased employee shall accrue a benefit hereunder based on service as a leased employee except as otherwise specifically provided in the Plan. An "excludable leased employee" means any leased employee of the recipient who is covered by a money purchase pension plan maintained by the leasing organization which provides for (i) a nonintegrated employer contribution on behalf of each participant in the plan equal to at least 10 percent of compensation, (ii) full and immediate vesting, and
                           (iii) immediate participation by employees of the leasing organization (other than employees who perform substantially all of their services for the leasing organization or whose compensation from the leasing organization in each plan year during the four-year period ending with the plan year is less than $1,000); provided, however, that leased employees do not constitute more than 20% of the recipient's nonhighly compensated workforce.

         2.       A new Article XXII is added to the Plan to provide as follows:


                                  ARTICLE XXII

               MERGER OF CELERON CORPORATION EMPLOYEE SAVINGS PLAN


22.1     MERGER OF PLANS.

         Effective as of the close of business on December 31, 1999, the Celeron Corporation Employee Savings Plan (the "Celeron Plan"), maintained under a plan document amended and restated effective January 1, 1997, is hereby merged into and made a part of the Plan, and the trust maintained in connection with the Celeron Plan is hereby merged into and made a part of the Trust. Each person who was a participant or former participant in the Celeron Plan on December 31, 1999, shall become a Participant or Former Participant in the Plan on January 1, 2000, and on and after January 1, 2000, the provisions of this Article XXII and the Plan shall govern with rspect to the interests of the participants and former participants in the Celeron Plan.

22.2     ESTABLISHMENT OF SEPARATE ACCOUNTS AND SUB-ACCOUNTS.

         As soon as possible after January 1, 2000, and after the assets of the trust maintained in connection with the Celeron Plan have been received by the Trustee, separate accounts and sub-accounts shall be established in the name of each person who had a separate account under the Celeron Plan on December 31, 1999. There shall be credited to each separate account an amount equal to such

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         person's prior separate account balance under the Celeron Plan as of
         December 31, 1999, and to each sub-account an amount equal to such person's prior separate sub-account balance of the corresponding type under the Celeron Plan as of December 31, 1999.

                                     * * *

         EXECUTED at Akron, Ohio, this 21st day of December, 1999.


                                            THE GOODYEAR TIRE & RUBBER COMPANY

                                                /s/ Donald D. Harper
                                            By: ________________________________
                                                        Vice President

Attest:

/s/ P.A. Kemph
------------------------------
     Assistant Secretary


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